EXHIBIT 4.4

WI-LAN INC.

EMPLOYEE STOCK PURCHASE PLAN

This Wi-LAN Inc. Stock Purchase Plan is intended to promote the interests of Wi-LAN Inc. (the “Corporation”) and its subsidiaries by providing eligible employees of the Corporation and its subsidiaries with an opportunity to acquire a increased proprietary interest in the Corporation through participation in a payroll-deduction based employee stock purchase plan.

1.	Definitions. In this Plan, the following terms have the following meanings:

(a)	“Applicable Securities Legislation” means the Securities Act (Ontario), as amended from time-to-time, and any and all regulations, policies and statements promulgated thereunder;

(b)	“Annual Salary” means a Participant’s annualized gross salary inclusive of regular compensation and commissions earned during each payroll period of the Corporation before any deductions or withholdings but excluding overtime pay, bonuses, amounts paid as reimbursements of expenses and other additional compensation under rules uniformly applied by the Committee (for Participants who have a compensation plan with a base and incentive portion comprising a target, Annual Salary shall mean the annual earnings target for that Participant);

(c)	“Board” means the Board of Directors of the Corporation;

(d)	“Business Day” means any day which is a trading day on the Exchange;

(e)	“Commitment Date” means, with respect to any Participant, the first Business Day of an Offering Period or such other Business Day in an Offering Period approved by the Committee for that Participant to commence making payroll deductions to purchase Common Shares hereunder during that Offering Period;

(f)	“Committee” means, unless otherwise determined by the Board, the Compensation Committee of the Board, provided that all references in this Plan to the Committee shall be deemed to mean the Board if no Committee has been appointed at any given time;

(g)	“Common Shares” means the common shares in the capital of the Corporation;

(h)	“Election” means an election form authorizing payroll deductions from a Participant’s pay for the purposes of acquiring Common Shares, in such form as may be prescribed by the Committee from time-to-time;

(i)	“Eligible Employee” has the meaning ascribed to that term in Section 3 hereof;

(j)	“Exchange” means the Toronto Stock Exchange;

(k)	“Incentive Plan” means any employee stock option plan, deferred stock unit plan, restricted share unit plan or any other compensation or incentive mechanism of the Corporation involving the issuance or potential issuance of Common Shares, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise;

(l)	“Insider” has the meaning ascribed thereto by Applicable Securities Legislation;

WI-LAN INC. EMPLOYEE STOCK PURCHASE PLAN

(m)	“Lowest Fair Market Value” per Common Share means the lowest closing price on a Business Day of the Common Shares on the Exchange during a particular Offering Period;

(n)	“Material Information” has the meaning ascribed thereto in the Corporation’s trading securities policy as the same may be amended, restated and/or supplanted from time-to-time;

(o)	“Offering Period” means each six month period commencing on (i) May 16 in each year and (ii) November 16 in each year, provided that the current Offering Period hereunder shall be the seven and a half month period commencing on October 1, 2009 and ending on May 15, 2010;

(p)	“Outstanding Common Shares” means, at any given date, the number of Common Shares that are issued and outstanding immediately prior to that date on a non-diluted basis, excluding Common Shares issued pursuant to any Incentive Plan over the preceding one-year period, or such other number as may be determined under the applicable rules and regulations of all regulatory authorities to which the Corporation is subject, including the Exchange;

(q)	“Participant” means an Eligible Employee who is participating in this Plan pursuant to Section 4 hereof;

(r)	“Plan” means this Wi-LAN Inc. Stock Purchase Plan as it may be amended, restated and/or supplanted from time-to-time and terms “hereof “, “herein”, “hereunder” and similar expressions refer to this Plan and not to any particular section or other portion hereof;

(s)	“Plan Account” means an account maintained by the Corporation or its designated record keeper for each Participant and (i) to which such Participant’s payroll deductions hereunder are credited, (ii) against which funds used to purchase Common Shares hereunder are charged and (iii) to which Common Shares purchased hereunder are credited;

(t)	“Purchase Date” means, with respect to any Offering Period, the first Business Day which is six (6) months following the Commitment Date in respect of that Offering Period; and

(u)	“Purchase Price” means, with respect to any Offering Period, 90% of the Lowest Fair Market Value of the Common Shares during that Offering Period.

2. Shares Subject to this Plan. Subject to the provisions of Section 12 hereof, the aggregate number of Common Shares which may be purchased by Participants under this Plan is 500,000 (inclusive of Common Shares previously purchased under this Plan) provided that the maximum number of Common Shares which may be issued under this Plan in any one fiscal year of the Corporation shall not exceed 400,000 and provided further that the number of Common Shares issued to any one Participant under this Plan and all other Incentive Plans combined shall not exceed 10% of the Outstanding Common Shares at the date of such issuance and that the maximum number of Common Shares which may be issued to Insiders in any one year period pursuant to this Plan and any other Incentive Plan may not exceed 10% of the Outstanding Common Shares. No Participant may purchase Common Shares under this Plan on any Commitment Date if such purchase would not comply with the foregoing restrictions. No fractional Common Shares may be purchased or issued hereunder.

3. Eligible Employees. Each active employee of the Corporation or any of its subsidiaries who is regularly employed by the Corporation or any of its subsidiaries (each, an “Eligible Employee”) may participate in this Plan. The Committee may, in its sole and absolute discretion, exclude all, but not less than all, of the employees of the Corporation or any subsidiary who are normally located outside Canada where participation by such employees would be impractical to the Corporation for any reason whatsoever.

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4. Offering Periods; Participation in this Plan.

(a)	Common Shares shall be offered for purchase under this Plan through a series of successive Offering Periods until (i) the maximum number of Common Shares available for purchase hereunder shall have been purchased or (ii) this Plan shall have been terminated.

(b)	An Eligible Employee may participate in this Plan by completing and filing an Election with the Corporation or its designated record keeper prior to the tenth day of any Offering Period.

(c)	Deductions from a Participant’s pay in accordance with that Participant’s Election for an Offering Period shall commence on the Corporation’s first pay date which is a minimum of five (5) Business Days after the tenth day of the Offering Period in question and shall continue until that Participant terminates participation in this Plan or this Plan is otherwise terminated. Unless otherwise specified in an Election, a new Election is filed pursuant to Section 6 hereof or participation in this Plan is terminated pursuant to Section 7 hereof, any Participant who has filed an Election shall be deemed to participate in this Plan in subsequent Offering Periods.

(d)	If the aggregate number of Common Shares subscribed for under this Plan pursuant to all Participants’ Elections exceeds the total number of Common Shares permitted to be issued hereunder or the maximum number of Common Shares permitted to be issued hereunder in respect of any one year, the Common Shares available for issuance will be allocated by the Corporation on a pro rata basis in proportion to each Participant’s balance in such Participant’s respective Plan Account and a cash payment for the balance remaining in such Plan Account will be refunded to each such Participant on the next Purchase Date, such calculation and allotment by the Corporation to be final and binding on all Participants.

5. Payroll Deductions. Payroll deductions shall be made from the amounts paid to each Participant for each payroll period of the Corporation in such amounts as such Participant shall authorize in that Participant’s Election provided, however, that any Participant’s maximum payroll deduction shall be 5% of such Participant’s Annual Salary. Payroll deductions hereunder shall be made in any pay period only after all other withholdings, deductions, garnishments and the like have been made. If a Participant’s pay is insufficient in any pay period to allow the entire payroll deduction elected hereunder, then no deduction whatsoever shall be made for such pay period and payroll deductions will resume with the next pay period in which the Participant has pay sufficient to permit the deduction.

6. Changes in Payroll Deductions. Subject to the maximum payroll deduction set forth above, a Participant may change the amount of such Participant’s payroll deductions set out in any Election by filing a new Election with the Corporation or its designated record keeper (a) to decrease such amount at any time during an Offering Period or (b) to increase such amount only during the first ten (10) days of an Offering Period, and any such change to decrease or increase such amount shall be effective as of the Corporation’s first pay date which is a minimum of five (5) Business Days after such filing for the applicable Offering Period and all subsequent Offering Periods until revoked in writing provided, however, that no Participant shall be entitled to make any such change if and to the extent that such Participant is in possession of Material Information about the Corporation which has not been made public by the Corporation at such time.

7. Termination of Participation in Plan. A Participant may, at any time and for any reason, voluntarily terminate participation in this Plan by written notification of withdrawal delivered to the Corporate Secretary of the Corporation at least five (5) Business Days before the Corporation’s next pay period or at any other time subject to the discretion of the Chief Executive Officer of the Corporation. A Participant’s participation in this Plan shall terminate immediately upon the termination of such Participant’s employment with the Corporation or any subsidiary for any reason. If a Participant’s participation in this Plan is voluntarily or involuntarily terminated, deductions from such Participant’s payroll under this Plan shall immediately cease provided, however, that unless the foregoing provisions dealing with terminating participation are complied with, any payroll deductions credited to such Participant’s Plan Account shall be used to purchase Common Shares on the next Purchase Date.’

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8. Purchase of Shares.

(a)	On each Purchase Date, the Corporation shall apply the funds credited to each Participant’s Plan Account at such date to the purchase (without commissions or fees) of that number of whole Common Shares determined by dividing the balance in each such Plan Account by the Purchase Price for the such Offering Period to which such Purchase Date relates.

(b)	The Corporation shall only purchase Common Shares from the funds credited to any specific Plan Account on any specific Purchase Date in lots of one hundred (100) Common Shares (or such other size of lot as may be determined by the Committee or its delegates at its or their sole discretion) each.

(c)	Any amount remaining in such Plan Account after the purchase of Common Shares on any specific Purchase Date shall be carried forward to the Purchase Date relating to the next Offering Period unless such Plan Account is closed prior to such next Purchase Date.

(d)	As soon as practicable after each Purchase Date, the Corporation shall deliver a statement to each Participant which shall indicate the number of Common Shares purchased on the Purchase Date on behalf of such Participant under this Plan.

(e)	A certificate representing the Common Shares in each Participant’s Plan Account shall be issued in such Participant’s name or as such Participant may request in writing within a reasonable period of time following the applicable Purchase Date.

9. Rights as a Shareholder. A Participant shall not have any rights as a shareholder of the Corporation by virtue only of this Plan or the transactions contemplated hereby unless and until that Participant’s Plan Account contains at least one (1) Common Share.

10. Rights Not Transferable. Rights under this Plan are not transferable by a Participant other than by will or the laws of succession, and are exercisable during the Participant’s lifetime only by the Participant or by the Participant’s guardian or legal representative. No rights or payroll deductions of a Participant shall be subject to execution, attachment, levy, garnishment or similar process.

11. Application of Funds. All funds of Participants received or held in any Plan Account by the Corporation under this Plan prior to the purchase of the Common Shares on any Purchase Date shall be held by the Corporation without liability for interest or other increment.

12. Adjustments in Case of Changes Affecting Shares. In the event of a subdivision or consolidation of the outstanding Common Shares or the payment of a stock dividend upon the Common Shares, the number of Common Shares approved for issuance hereunder and/or the Purchase Price for any Offering Period shall be increased or decreased proportionately, and such other adjustments shall be made as may be deemed equitable by the Committee in its sole and absolute discretion. In the event of any other change affecting the Common Shares, such adjustment shall be made to the Common Shares approved for issuance hereunder and/or the Purchase Price for any Offering Period as shall be deemed equitable by the Committee in its sole and absolute discretion to give proper effect to such event.

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13. Administration of this Plan. This Plan shall be administered by the Committee. The Committee shall have authority to construe and interpret the provisions of this Plan and make rules and regulations for the administration of this Plan, and its interpretations and decisions with regard to this Plan and such rules and regulations shall be final and conclusive on all persons affected thereby unless otherwise determined by the Board. The day-to-day administration of this Plan may be delegated to such officers and employees of the Corporation or its subsidiaries as the Committee may determine.

14. Amendments to this Plan. The Board may, in its sole and absolute discretion, amend, suspend or terminate this Plan or any portion hereof at any time, in accordance with applicable legislation, without obtaining the approval of the Corporation’s shareholders; provided that any amendment to any provision of this Plan will be subject to any required regulatory approval and the provisions of applicable law, if any, that require the approval of the Corporation’s shareholders. Notwithstanding the foregoing, the Corporation shall obtain the approval of the Corporation’s shareholders for any of the following:

(a)	amendments to the Plan which would increase the number of Common Shares issuable hereunder, otherwise than in accordance with Section 12 hereof;
(b)	amendments to Section 2 hereof which would increase the number of Common Shares issuable to Insiders or issued to Insiders under the Plan within any one year period;
(c)	amendments that would permit any transfer of Common Shares for any reason other than a Participant’s estate planning; and
(d)	amendments that would reduce any Purchase Price hereunder, other than in accordance with Sections 12 hereof.

15. Termination of this Plan. This Plan shall terminate upon the earlier of (a) the date on which the Board resolves to terminate this Plan and (b) the date no more Common Shares remain to be purchased hereunder, and such earlier date shall be deemed to be a Purchase Date. If, on such Purchase Date, Participants have, in the aggregate, the right to purchase more Common Shares hereunder than are available for purchase under this Plan, each Participant shall be eligible to purchase a reduced number of Common Shares on a pro rata basis, and any excess payroll deductions shall be returned to Participants, all as provided by rules and regulations adopted by the Committee.

16. Costs. All costs and expenses incurred in administering this Plan shall be paid by the Corporation.

17. Governmental Regulations. The Corporation’s obligation to sell and deliver its Common Shares pursuant to this Plan is subject to:

(a)	the satisfaction of all requirements under applicable securities laws in respect thereof and obtaining all regulatory approvals as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof, including shareholder approval, if required;

(b)	the admission of such Common Shares to listing on any stock exchange on which Common Shares may then be listed including, as may be applicable, the Exchange; and

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(c)	the receipt from the Participant of such representations, agreements and undertakings as to future dealings in such Common Shares as the Corporation determines to be necessary or advisable in order to safeguard against the violation of the securities law of any jurisdiction.

In this connection, the Corporation shall take all reasonable steps to obtain such approvals and registrations as may be necessary for the issuance of such Common Shares in compliance with applicable securities law and for the listing of such Common Shares on any stock exchange on which such Common Shares are then listed provided, however, that in no event whatsoever shall the Corporation be required to issue or deliver Common Shares to persons who are citizens, residents or nationals of any jurisdiction in which such issue or delivery would be unlawful without registration of the relevant persons or Common Shares for such purposes.

18. Applicable Law. This Plan is established under the laws of the Province of Ontario and the rights of all parties and the construction and effect of each provision of this Plan shall be according to the laws of the Province of Ontario and the laws of Canada applicable therein.

19. Effect on Employment. The provisions of this Plan shall not affect the right of the Corporation or any subsidiary or any Participant to terminate the Participant’s employment with the Corporation or any subsidiary.

20. Withholding. The Corporation reserves the right to withhold from any Common Shares or cash to be distributed to a Participant any amounts which it is required by law to withhold. The Corporation shall be entitled to sell any Common Shares so withheld to fund any such legal requirement to withhold provided, however, that the Corporation shall not be liable to any Participant as to the amount of the proceeds of any such sale or the amount of any commissions or similar amounts relating thereto.

21. Sale of Corporation. In the event of a proposed sale of all or substantially all of the assets of the Corporation or a merger of the Corporation with or into another corporation, the Corporation shall require that each outstanding right hereunder be assumed or an equivalent right be substituted by the successor or purchaser corporation, unless this Plan is earlier terminated.

22. Approvals. This Plan shall be subject to acceptance by the Exchange in compliance with all conditions imposed by the Exchange. Any rights to purchase Common Shares granted prior to such acceptance shall be conditional upon such acceptance being given and any conditions complied with and no such right may be exercised unless such acceptance is given and such conditions are complied with.

23. Corporate Action. Nothing contained in this Plan shall be construed so as to prevent the Corporation from taking corporate action which is deemed by the Corporation to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Plan.

24. Limitation on Sale of Common Shares Purchased Under this Plan. This Plan is intended to provide Common Shares for investment and not for resale. The Corporation does not, however, intend to restrict or influence any Participant with respect to any dealings with Common Shares save and except as provided in Section 17(c) hereof. A Participant may, therefore, sell Common Shares purchased hereunder provided such Participant complies with all applicable securities laws and any policies of the Corporation applicable to the trading of its securities.

25. Notice. Participants assume the risk of any market fluctuations in the price of the Common Shares.

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26. Notices. All written notices to be given by Participants to the Corporation hereunder shall be delivered personally or by registered mail, postage prepaid, addressed as follows:

Wi-LAN Inc.

11 Holland Avenue, Suite 608

Ottawa, ON K1Y 4S1

Attention: Corporate Secretary

Any notice given by a Participant pursuant to the terms hereof shall not be effective until actually received by the Corporation at the above address. Any notice to be given to a Participant shall be sufficiently given if delivered personally or by postage prepaid mail to the last address of the Participant on the records of the Corporation or the applicable subsidiary and shall be effective seven days after mailing.

27. Effective Date. This Plan was effective upon being approved by the Corporation’s shareholders on March 27, 2008, having been approved by the Board on February 18, 2008, and was amended by the Board on each of June 3, 2008, October 16, 2008, and December 9, 2009.

.		WI-LAN INC

By:
Name:
Title:

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